Master Tax-Exempt Trust
File Number: 811-21301
CIK Number: 1186243
For the Period Ending: 09/30/2005

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Inc., for the six months ended September 30, 2005.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
05/04/2005	$16,500	Ill Health Facility	3.30%	05/15/2029
06/21/2005	26,000	Maine St Tans	3.00	06/30/2005